Exhibit 99.1
Hanmi Financial Corp. Appoints
Jack Hall to its Board of Directors
LOS ANGELES — February 5, 2009 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that John A. (Jack) Hall has been appointed to the Company’s Board of Directors and to the Board of Directors of Hanmi Bank.
Until his retirement in 2005, Mr. Hall, 59, spent more than three decades with the Office of the Comptroller of the Currency (OCC), a division of the U.S. Treasury Department. He received his commission as a National Bank Examiner in 1979 and eventually served as Examiner-in-Charge of many of the nation’s premier banks, including Union Bank of California, First Interstate Bancorp, Fleet Boston, and Treasury Bank in Los Angeles, Countrywide’s national bank subsidiary. Mr. Hall, who has a B.A. from the University of Iowa, also served as the lead examiner for credit for Wells Fargo Bank.
“I am pleased to welcome Mr. Hall to the Board,” said Jay S. Yoo, President and Chief Executive Officer. “His longstanding familiarity with the financial services industry, including the requirements and expectations of bank regulators, will be especially valuable as Hanmi addresses the challenges of the current recession. He brings a deep and well-rounded knowledge of risk-management issues, particularly on matters concerning internal audits, compliance, and credit management.”
Mr. Yoo also mentioned with appreciation the service of Robert Abeles, who effective January 31, 2009 resigned from Hanmi Financial Corporation’s Board of Directors, as well as from the Board of Directors of Hanmi Bank. Among the considerations cited by Mr. Abeles in announcing his resignation was his recent return to full-time employment.
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 26 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and six loan production offices in Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-427-5631
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